UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 3, 2016

FEDERAL AGRICULTURAL MORTGAGE CORPORATION
(Exact name of registrant as specified in its charter)

Federally chartered instrumentality of the United States	001-14951	52-1578738
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1999 K Street, N.W., 4th Floor, Washington D.C.		20006
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (202) 872-7700

No change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 3, 2016, the Board of Directors (the “Board”) of the Federal Agricultural Mortgage Corporation (“Farmer Mac”) adopted an Amended and Restated Executive Officer Severance Plan (the “Plan”). The Plan amends and restates in its entirety the Executive Officer Severance Plan adopted by the Board on June 7, 2012 (the “Original Plan”), which was previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on June 13, 2012. The Plan retains all of the substantive provisions of the Original Plan other than the definition of a termination of employment for “cause.” The definition of “cause” contained in the Original Plan was amended in the Plan to make the provisions enumerating the events that trigger a termination of employment for “cause” more favorable to Farmer Mac. The Plan is effective as of November 3, 2016. The individuals designated for participation in the Plan are R. Dale Lynch (Executive Vice President – Chief Financial Officer and Treasurer), John C. Covington (Senior Vice President – Agricultural Finance), and Stephen P. Mullery (Senior Vice President – General Counsel and Secretary).

Participation in the Plan is limited to certain executive officers of Farmer Mac who are designated by the Plan Administrator and approved by the Compensation Committee, and who are not parties to individual employment agreements with Farmer Mac. To become a participant in the Plan (a “Participant”), the designated executive officers must execute a participation agreement (“Participation Agreement”), which sets forth the conditions for receipt of payments and benefits under the Plan. The Participation Agreement includes:

•	an agreement not to compete for a period of one year following termination of employment;

•	an agreement not to use confidential or proprietary information;

•	an agreement not to solicit, for a period of one year following termination of employment, certain employees of Farmer Mac to engage in certain activity;

•
an agreement not to solicit for employment any current or former Farmer Mac employee, unless such employee has ceased to be employed by Farmer Mac for at least six months and is not subject to non-compete covenants similar to those contained in the Participation Agreement;

•	an agreement not to solicit customers for a period of one year following termination of employment; and

•	an agreement not to disparage Farmer Mac following termination of employment.

Under the Plan, in the event of termination by Farmer Mac other than for cause (as defined in the Plan) or by the Participant after an adverse change in conditions of employment (as defined in the Plan), upon execution of a release, the Participant will be entitled to:

(1)	an amount equal to the sum of the Participant’s annual base salary and annual target bonus, payable in one lump sum;

(2)
for 12 months, (a) Farmer Mac’s coverage of the cost of premiums for the Participant and the Participant’s eligible dependents under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), subject to the Participant’s continued compliance with the terms of the Participation Agreement, and (b) Farmer Mac’s permission to participate, at Farmer Mac’s cost, in all Farmer Mac-sponsored life, accidental death and disability insurance benefit plans or programs in which the Participant was participating at the time of termination to the extent permitted by the plans or programs and applicable law; and

(3)
payment of accrued compensation, including base salary, accrued vacation, and annual incentive compensation calculated at the annual target bonus, prorated for the period of time worked during the year.

The payments described in (1), (2), and (3) above will be in lieu of any other severance payments to Participants.

Upon termination of the Participant’s employment due to disability (as defined in the Plan), Farmer Mac will pay, during the 12 months following termination, the difference between the Participant’s base salary and the amount of disability insurance payments received by the Participant under Farmer Mac’s long-term disability policy. In the event the Participant dies after the commencement of such payments, the balance will be payable in accordance with the beneficiary designation provisions of the Plan.

Participants are not required to mitigate amounts of payments by seeking employment or otherwise, and payments under the Plan will not be offset by amounts payable from new employment with respect to services rendered during the 12 months following termination of employment with Farmer Mac. However, the Participant’s eligibility for the continuation of COBRA and participation in Farmer Mac-sponsored life, accidental death, and disability insurance benefit plans or programs will immediately cease upon the start of the new employment.

Amounts payable to any Participant under the Plan are subject to any recoupment or clawback policy as may be implemented and interpreted by Farmer Mac, including those implemented to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other applicable law and regulation.

This description is qualified in its entirety by reference to the Plan and the Participation Agreement. The Plan is attached to this report as Exhibit 10.1 and is incorporated by reference. The Participation Agreement is attached to this report as Exhibit 10.2 and is incorporated by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

10.1    Amended and Restated Executive Officer Severance Plan

10.2    Severance Plan Participation Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

By: /s/ Stephen P. Mullery
Name: Stephen P. Mullery
Title: Senior Vice President – General Counsel

Dated: November 3, 2016